Calculation of Filing Fee Tables
S-8
EUPRAXIA PHARMACEUTICALS INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares not subject to outstanding awards	Other	3,750,109	$ 6.59	$ 24,713,218.31	0.000087	$ 2,150.05
2	Equity	Common Shares subject to outstanding options	Other	576,431	$ 6.63	$ 3,821,737.53	0.000087	$ 332.49
3	Equity	Common Shares subject to outstanding restricted share units	Other	26,250	$ 6.59	$ 172,987.50	0.000087	$ 15.05
Total Offering Amounts:						$ 28,707,943.34		$ 2,497.59
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,497.59
Offering Note
[1]	Pursuant to Rule 416(a) under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), this registration statement also covers an indeterminate number of additional common shares, no par value ("Shares"), of Eupraxia Pharmaceuticals Inc. (the "Company") that may be offered and issued to prevent dilution resulting from share splits, share dividends, recapitalizations, mergers, reorganizations or similar transactions as provided in the Company's 2025 Omnibus Incentive Plan (the "Plan"). Represents Shares to be issued pursuant to future awards under the Plan. Calculated in accordance with Rule 457(c) and (h) under the U.S. Securities Act based on the average of the high and low prices for the Shares reported on the Nasdaq Capital Market on November 5, 2026, which was $6.59 per share.

[2]	Represents Shares that may be issued upon the exercise of outstanding options granted under the Plan. Based on weighted average exercise price of CAD$9.28 of options granted under the Plan outstanding as of November 5, 2026. On November 5, 2026, the Bank of Canada average daily rate of exchange was $1.00 = CAD$1.3989.

[3]	Represents Shares that may be issued upon the vesting and settlement of outstanding restricted share units granted under the Plan. Calculated in accordance with Rule 457(c) and (h) under the U.S. Securities Act based on the average of the high and low prices for the Shares reported on the Nasdaq Capital Market on November 5, 2026, which was $6.59 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources